EXHIBIT 99.1
FOR RELEASE on Thursday, May 1, 2008
8:00 a.m. ET, 6:00 a.m. MT

MEDIA/INDUSTRY ANALYST CONTACT:	INVESTOR RELATIONS CONTACT:
Matt Brekke	Julie Pierce
Director of Marketing, StarTek, Inc.	Director of SEC Reporting, StarTek, Inc.
303-262-4548	303-262-4587
mbrekke@startek.com	julie.pierce@startek.com
StarTek, Inc. Reports First Quarter 2008 Results
Revenue Increases 12%, Successful Site Expansion, New Business Won
DENVER — May 1, 2008 - StarTek, Inc. (NYSE:SRT) today announced results for the first quarter ended March 31, 2008. StarTek reported its second consecutive double digit quarterly revenue increase, growing 12.3% to $64.7 million, compared to $57.6 million in the first quarter of 2007. The Company reported a net loss of $0.3 million, or $0.02 per share compared to a $0.01 per share loss in the same quarter in 2007, due to the continued negative impact of FX, new site launches and the expected loss of a client. The Company also reported that it has made progress on several strategic fronts, closing a new client contract with a firm that provides broadband connectivity to airlines, the successful launch of two new sites with plans to open a third, and progress toward opening a Philippines operation in the fourth quarter of this year.
Summary of Quarterly Financial Results
StarTek reported a revenue increase of 12.3% to $64.7 million, compared to $57.6 million in the first quarter of 2007. The revenue increase reflects the continued benefit of improved contract terms as well as growth in available capacity associated with new sites. Compared to the fourth quarter of 2007, revenue declined $0.9 million from $65.6 million to $64.7 million, a decrease of 1.4%. While revenue increased as a result of the Company’s new site ramp in Victoria, Texas, it was offset by a revenue decline associated with the loss of a client.
Gross profit increased $0.7 million, though as a percentage of revenue it declined in the first quarter of 2008 to 14.8%, compared to 15.5% in the first quarter of 2007. The decrease was due to the weakening of the U.S. dollar against the Canadian dollar, which negatively affected gross profit by $2.9 million. Absent the negative impact of foreign exchange rates, gross margins would have improved to 19.4%. Gross profit also fell from $11.4 million in the fourth quarter of 2007 to $9.6 million in the first quarter of 2008. Gross margin declined from 17.4% in the fourth quarter of 2007 to 14.8% in the current quarter. The decline, most of it anticipated, was due to the utilization impact of the ramping up of new sites in Victoria, Texas and Mansfield, Ohio, the weaker U.S. to Canadian dollar exchange rate, and the client loss.

SG&A expenses increased $0.7 million over the prior year as the Company made investments throughout 2007 in corporate personnel additions and in human resource programs intended to lower attrition, both in support of the Company’s growth strategy. SG&A expenses decreased by $0.8 million compared to the fourth quarter of 2007, due to lower consulting fees and lower legal expense.
As a result, the Company reported an operating loss and a net loss that were slightly higher than in the first quarter of 2007, and on a per share basis, lost $0.02 in the first quarter of 2008, compared to a $0.01 loss in the same quarter in 2007. This compared to income of $0.03 per share in the prior quarter.
Ongoing Growth Initiatives
StarTek continues to focus on new, renewed and expanded contractual agreements with U.S. and Canadian-based communications companies. The Company closed a new client contract with a provider of broadband connectivity to airline passengers. The Company also closed two new add-on lines of business with existing clients. All of these new programs are expected to contribute to the Company’s performance in the second half of 2008.
Since the beginning of the year, the Company successfully launched two new sites in Victoria, Texas and Mansfield, Ohio. The Company also announced plans to open a third site in Jonesboro, Arkansas early in the third quarter of this year. Additionally, the off-shore expansion to the Philippines, which was announced last quarter, is progressing. These North American and off-shore site expansions are in response to client demand and part of a series of business initiatives designed to grow the Company.
“While we encountered expected short-term headwinds that negatively impacted gross margins in the current quarter, we continued to make good progress implementing our plans for launching new sites and expanding off-shore,” said Larry Jones, President and CEO. “All of these initiatives are designed to address the strong demand in our core business and to meet our growth objectives,” concluded Jones.
CONFERENCE CALL
The call will begin today at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time) and can be accessed on our website at www.startek.com, or as follows:

USA:	866.362.4829
International:	617.597.5346
Passcode:	47484699
Conference Host:	Larry Jones
A dial-in replay will be available from May 1, 2008, at 11:00 a.m. Mountain Time through May 8, 2008, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	25995596
A web-based replay will be available by May 2, 2008, and accessible from the Company’s website at www.startek.com.

ABOUT STARTEK, INC.
StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 20 operational facilities in the US and Canada. For more information visit the Company’s website at www.StarTek.com or contact us at 800-541-1130.
FORWARD-LOOKING STATEMENTS
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our revenue from our principal clients, concentration of our client base in the communications industry, consolidation in the communications industry, trend of communications companies to out-source non-core services, management turnover, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel and to add specialized sales personnel, considerable pricing pressure, capacity utilization of our facilities, collection of note receivable from sale of Supply Chain Management Services platform, inability to utilize current capital loss carry-forwards, defense and outcome of pending class action lawsuit, lack of success of our clients’ products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business in Canada, lack of a significant international presence, potentially significant influence on corporate actions by our largest stockholder, volatility of our stock price, geopolitical military conditions, interruption to our business, increasing costs of or interruptions in telephone and data services, compliance with SEC rules, risks in renewing or replacing capital funding, fluctuations in the value of our investment securities portfolio, and variability of quarterly operating results. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenue	$64,745	$57,647
Cost of services	55,162	48,737

Gross profit	9,583	8,910
Selling, general and administrative expenses	10,090	9,392
Restructuring charges	108	—

Operating loss	(615)	(482)
Net interest and other income	310	188

Loss before income taxes	(305)	(294)
Income tax expense (benefit)	26	(105)

Net loss	$(331)	$(189)

Net loss per share:
Basic	$(0.02)	$(0.01)

Diluted	$(0.02)	$(0.01)

Weighted average shares outstanding
Basic	14,705	14,695
Diluted	14,705	14,695

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	As of
	March 31, 2008	December 31, 2007
ASSETS

Current assets:
Cash, cash equivalents and investments	$32,016	$39,375
Trade accounts receivable	56,497	48,887
Other current assets	3,468	4,910

Total current assets	91,981	93,172

Property, plant and equipment, net	56,999	57,532
Other assets	4,831	4,754

Total assets	$153,811	$155,458

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,472	$5,908
Accrued liabilities	14,773	14,468
Amount outstanding on line of credit	1,672	—
Current portion of long-term debt	3,586	3,975
Other current liabilities	1,352	2,632

Total current liabilities	25,855	26,983

Long-term debt, less current portion	6,660	7,380
Other liabilities	3,746	2,881

Total liabilities	36,261	37,244

Stockholders’ equity	117,550	118,214

Total liabilities and stockholders’ equity	$153,811	$155,458

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net loss	$(331)	$(189)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,400	4,227
Non-cash compensation cost	373	189
Deferred income taxes	(453)	(127)
Realized gain on investments	—	1
Loss on sale of assets	16	—
Changes in operating assets and liabilities, net	(6,989)	(3,976)

Net cash (used in) provided by operating activities	(2,984)	125

Investing Activities
Purchases of investments available for sale	(5,624)	(11,250)
Proceeds from disposition of investments available for sale	4,954	1,090
Purchases of property, plant and equipment	(3,946)	(2,567)

Net cash used in investing activities	(4,616)	(12,727)

Financing Activities
Principal payments on borrowings	(1,308)	(1,381)
Principal payments on line of credit	(9,290)	(10,193)
Proceeds from line of credit	10,962	10,193
Principal payments on capital lease obligations	(11)	—

Net cash provided by (used in) financing activities	353	(1,381)
Effect of exchange rate changes on cash	(430)	(77)

Net decrease in cash and cash equivalents	(7,677)	(14,060)
Cash and cash equivalents at beginning of period	23,026	33,437

Cash and cash equivalents at end of period	$15,349	$19,377

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$161	$215
Income taxes paid	$503	$548
Unrealized loss on investments available for sale, net of tax	$(220)	$(14)
Property, plant and equipment acquired or refinanced under long-term debt	$385	$—

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands)
(unaudited)
Non-GAAP Financial Measures
The information presented in this press release reports gross margin excluding the effects of foreign currency exchange, which is a non-GAAP measure. The following table provides a reconciliation of (i) adjusted gross profit, from which adjusted margin is calculated, to gross margin calculated in accordance with GAAP and (ii) adjusted operating income (loss) to operating income (loss) calculated in accordance with GAAP. This non-GAAP information should not construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of the impact of the variance in foreign currency exchange rates on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

				Three Months
				Ended March 31,
	Three Months Ended March 31, 2008			2007	Variance
	GAAP	FX Adj. (a)	Non- GAAP	GAAP
Revenue	$64,745	$(472)	$64,273	$57,647	$6,626
Cost of services	55,162	(3,333)	51,829	48,737	3,092

Gross profit	9,583	2,861	12,444	8,910	3,534
Gross margin	14.8%		19.4%	15.5%

Selling, general and administrative	10,090	(202)	9,888	9,392	496
Restructuring charges	108	—	108	—	108

Operating loss (income)	(615)	3,063	2,448	(482)	2,930

(a)	Adjustment to reflect foreign currency gains and losses using the first quarter 2007 exchange rate, net of hedge gains/losses.